OPERATIONAL SERVICE AGREEMENT

                  THIS ("Agreement") is made as of the __ day of ____, 2007 (the "Effective Date"), by and between Nationwide Fund Management LLC, a Delaware limited liability company ("Nationwide"), and ________________________, a
[    ][corporation] ("Fund Provider") having its principal place of business at
____________________________. Nationwide and Fund Provider are each a "Party" and collectively "Parties."

                              W I T N E S S E T H :

         WHEREAS, The Parties desire to have shares of certain registered open-end investment companies as listed in Appendix A attached hereto and as may be amended from time to time (the "Fund" and collectively, the "Funds") included among the underlying fund investment options available for investment by certain open-end investment companies for which an affiliate of Nationwide serves as investment adviser (each a "Nationwide Fund"), each with proposed holdings in several underlying mutual funds ("Underlying Funds") at target asset allocations specified by Nationwide;

         WHEREAS, Nationwide has retained BISYS Fund Services, Inc. or other service provider ("Service Provider"), to submit transaction requests to Fund Provider for the Nationwide Funds;

         WHEREAS, The Parties intend that Nationwide will establish individual accounts ("Accounts") reflecting all transactions by or on behalf of a Nationwide Fund, which may result in purchases or redemptions by Nationwide of shares of a Fund; and

         WHEREAS, Nationwide and Fund Provider desire to facilitate the purchase and redemption of shares of the Funds for the Nationwide Funds subject to the terms and conditions of each applicable Fund's then current prospectus and statement of additional information ("Prospectus"), and subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

            ARTICLE I - PRICING SERVICES AND TRANSACTIONAL GUIDELINES

         Section 1.1. CALCULATION BY NATIONWIDE OF NATIONWIDE FUND NET ASSET VALUE. Fund Provider acknowledges that, in accordance with this Agreement: (a) Nationwide is responsible for calculating each Nationwide Fund's net asset value each business day that the New York Stock Exchange ("NYSE") is open for trading ("Business Day"); and (b) Nationwide will calculate each Nationwide Fund's net asset value based upon, and reflective of, the following: (1) the net asset value per share of each Underlying Fund as of the market close on that Business Day; (2) the investment/divestment of all activity of the Nationwide Fund; (3) the deduction and/or payment of fees and expenses from the Nationwide Fund; (4) the reinvestment of any income, dividends and/or capital gain distributions being paid by an Underlying Fund. Fund


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Provider agrees to reinvest, as purchases of additional shares thereof, any income, dividends and/or capital gain distributions from the Fund.

         Section 1.2.  PROVISION OF DATA BY FUND PROVIDER.

                  (a) FUND INFORMATION. In support of Nationwide's obligations as described in Section 1.1, Fund Provider shall provide all information and data related to each Fund, as the Parties shall mutually agree, at the reasonable request of Nationwide. Fund Provider agrees to provide Nationwide, no later than two (2) hours after Market Close, with the net asset value per share of each Fund as calculated in accordance with its Prospectus. "Market Close" means the time each Business Day that the NYSE closes regular trading. Fund Provider shall provide such information and data by email and/or facsimile as the Parties shall mutually agree. Fund Provider shall also transmit to Nationwide or its designee, by means of email and/or facsimile, dividend and capital gains information for the Fund as early as possible, but in any event no later than two (2) hours after the Market Close, on the applicable ex-dividend date. Fund Provider shall use its best efforts to ensure that all information and data transmitted under this Section 1.2 are accurate and complete when provided by Fund Provider hereunder.

                  (b) ACCOUNT DATA. Without limiting Section 1.2(a), Fund Provider agrees to provide Nationwide with access to the following data to allow for daily reconciliation between Nationwide and each Fund at the account level (the "Account Data"): (1) the Nationwide Fund's share position in the Fund; (2) the Nationwide Fund's account balance in the Fund; (3) any pending trades of the Nationwide Fund in the Fund; and
         (4) the previous Business Day's settled trades. Fund Provider shall, on each Business Day, make available the previous Business Day's Account Data in such manner as the Parties shall mutually agree.

                  (c) ACCRUALS. In the event that a Fund accrues dividends on a daily basis, and the Fund distributes those dividends on the last Business Day of every month, Fund Provider shall provide the following data by the following times: (1) the daily net accrual rate for the Fund by 6:00 p.m. Eastern time on each Business Day; (2) the reinvest amount for the Fund by 6:00 p.m. Eastern time on the first Business Day that follows the last Business Day of each calendar month; and (3) details regarding the accrual methodology applied by Fund Provider, including whether such methodology includes any weekend income, if assets earn on the day of deposit and/or the day of withdrawal, and how accruals are applied when the last Business Day of a month is not the last calendar day of the month.

                  (d) ALTERNATE CONTACTS. Each Party shall provide the other with the names and contact information of appropriate personnel that either Party may contact in order to identify, address or resolve any problem or issue regarding any topic addressed in this Article I. Either Party shall promptly notify the other Party should such personnel or contact information change.

         Section 1.3. DELAYS. In the event that Fund Provider fails to provide Nationwide with any information and data specified in Section 1.2 by the times specified therein (each a "Delay"),


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then Nationwide may use any publicly available information that Nationwide reasonably believes is accurate to fulfill its obligations hereunder, and Nationwide will correct its records to reflect the timely received information (provided Fund Provider provides it promptly).

         Section 1.4. SCHEDULES IN ADVANCE. Upon request, Fund Provider agrees to provide Nationwide with the distribution calendar for each Fund. Estimates of the dividend amounts will be provided when available, generally five days in advance of such distribution.

         Section 1.5. BUSINESS CONTINUITY. Each Party hereby represents, warrants and covenants that it has and shall maintain a disaster recovery and business continuation plan reasonably designed to enable such Party to provide the services described herein and that it shall test the operability of such plan at least once every 12 months and revise such plan as necessary to ensure continued operability.

         Section 1.6. NATIONWIDE FUND TRANSACTIONAL GUIDELINES. The Parties agree to follow the guidelines and provisions of this Section 1.6 in processing transactions with regard to the Nationwide Fund.

                  (a) TRANSMISSION OF ORDERS. Nationwide shall calculate the purchase, exchange or redemption order for each Fund share for all purchase, exchange, and redemption instructions received by Nationwide from the applicable Nationwide Fund in proper form at or before the Market Close on each Business Day ("Instructions"). Orders for the purchase, exchange and redemption of Fund shares from Nationwide that are derived from Instructions received by Nationwide prior to the Market Close on any given Business Day must be transmitted to Fund Provider via NSCC Fund/SERV or facsimile by 9:00 a.m. Eastern Time on the Business Day next following the Business Day on which such Instructions were received by Nationwide. Subject to Nationwide's compliance with the foregoing provisions, Nationwide shall be considered Fund Provider's agent for the limited purposes described herein and the Business Day on which Instructions were received by Nationwide prior to the Market Close shall be the date as of which Fund shares are deemed purchased, exchanged or redeemed pursuant to such Instructions. In the event Nationwide orders that are derived from Instructions received by Nationwide at or before the Market Close on a Business Day are transmitted to Fund Provider after the deadline set forth above in this Section, the Business Day next succeeding the Business Day on which Nationwide received such Instructions shall be the date as of which Fund Shares are deemed purchased, exchanged or redeemed. Nationwide orders that are derived from Instructions received by Nationwide after the Market Close on a Business Day shall receive the net asset value that is calculated for the Business Day next succeeding the Business Day on which Nationwide received such Instructions from the Nationwide Fund provided such Nationwide orders are transmitted to Fund Provider by the applicable deadline for such next succeeding Business Day. Each Fund also reserves the right to delay any such redemption or exchange transaction if it determines that processing such transaction would be disadvantageous to existing shareholders. Dividends and capital gains distributions shall be automatically reinvested in Fund shares at net asset value in accordance with each Fund's Prospectus.

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

                  (b) WIRING OF FUNDS FOR UNDERLYING FUND REDEMPTIONS. In the case of any order resulting in a redemption from a Fund (each an "Underlying Fund Redemption"), Fund Provider shall use its best efforts to remit or cause to be remitted to Nationwide the exact amount of funds required to cover such Underlying Fund Redemption by federal funds wire ("Redemption Wire") by 6:00 p.m. Eastern time on the Business Day following the Trade Date ("Settlement Date"). If Fund Provider becomes aware that Nationwide may not receive the Redemption Wire by 6:00 p.m. Eastern time on the Settlement Date, Fund Provider shall promptly inform Nationwide of the facts and circumstances thereof and shall cooperate with Nationwide with the goal of Nationwide receiving such Redemption Wire proceeds as soon as reasonably possible. If despite Fund Provider's best efforts Nationwide does not receive any Redemption Wire by 6:00 p.m. Eastern time on the Settlement Date and incurs any cost, damage or expense as a result, the Parties will discuss in good faith whether Fund Provider shall reimburse Nationwide for such cost, damage or expense.

                  (c) MISTAKES-OF-FACT AND ADJUSTMENTS. In the event that Fund Provider causes an error (other than a Pricing Error, as defined below), delay or other mistake of fact that results in a loss to a Nationwide Fund (a "Mistake-of-Fact"), Fund Provider shall make any adjustments on its accounting system necessary to correct such Mistake-of-Fact and shall reimburse Nationwide, and/or the Nationwide Fund as appropriate, for any losses or reasonable costs incurred as a direct result of Fund Provider' Mistake-of-Fact. In the event that Nationwide or Service Provider causes an error, delay or other mistake of fact that results in a loss to a Fund, Nationwide shall make any adjustments on its accounting system necessary to correct such error, delay, or mistake of fact and shall reimburse the Fund as appropriate, for any losses or reasonable costs incurred as a direct result of Nationwide or Service Provider's error, delay or other mistake of fact.

                  (d) PRICING ERRORS. In the event of an error in the computation of any net asset value per share for a Fund which, in accordance with procedures adopted by the Fund's board of directors (which procedures currently are consistent with views expressed by the staff of the Securities and Exchange Commission regarding appropriate error correction standards), as shall be in effect or amended from time to time, requires adjustment to (1) the Nationwide Fund assets or any Nationwide Fund net asset value, or (2) transactions previously effected on behalf of the Nationwide Fund (a "Pricing Error"), Fund Provider shall notify Nationwide as soon as possible after discovery of the Pricing Error. Such notification may be oral, but shall be confirmed promptly in writing. In the event of any Pricing Error, Fund Provider shall promptly (not to exceed five (5) Business Days later) reimburse the affected Nationwide Fund for any loss or reprocessing costs resulting therefrom. It shall be the responsibility of Nationwide to allocate such credited amounts appropriately among individual accounts.

                  (e) UNDERLYING FUND REDEMPTION NOTICE. Except as necessary to reduce its ownership interest in a Fund under section 5.1(d), or section 4.3, Nationwide agrees to provide Fund Provider with at least two (2) business days' prior notice as to any request for redemption or exchange of shares owned by a Nationwide Fund in any Fund that exceeds $500,000, provided that Nationwide knows or reasonably should be expected to know of any such redemption or exchange two (2) business days in advance of any such redemption


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

         or exchange request. Fund Provider agrees to waive any fees or restrictions associated with redemption transactions in accordance with the terms of the Funds' prospectus. Fund Provider shall provide Plan Agent with reasonable advance notice in the event a Fund's prospectus should become inconsistent with anything stated within this Agreement.

         Section 1.7. RECORDS AND RECONCILIATION. Each Party shall maintain appropriate records with regard to its activities and obligations hereunder in accordance with applicable law, including with regard to shares of the Funds purchased and redeemed under this Agreement.

         Section 1.8. OMNIBUS ACCOUNTS. Fund Provider shall establish an omnibus account or accounts on its fund shareholder accounting system to reflect each Nationwide Fund's ownership of shares of each Fund and all transactions by the Nationwide Funds involving such shares.

                        ARTICLE II - FUND COMMUNICATIONS

         Section 2.1. PERFORMANCE INFORMATION. Fund Provider shall use best efforts to timely provide to Nationwide each calendar month, investment performance information for the Funds as of the end of the preceding calendar month, including each Fund's (1) total return for the preceding calendar month, rolling calendar three month, calendar twelve month, calendar year-to-date, and
(2) the three-year return (cumulative and annualized), five-year return (cumulative and annualized), ten-year return (cumulative and annualized), and since inception (cumulative and annualized) return. Fund Provider agrees to supply Nationwide with any information which may have or explain a significant impact on the performance of the Fund in the same manner and time frame in which such information is made available to shareholders of that Fund

         Section 2.2. COMMUNICATION REGARDING THE FUNDS. With regard to calls to Nationwide which are answered by Nationwide, Nationwide and its affiliates may provide information concerning the Funds, provided it is disclosed to such callers that purchases in a Nationwide Fund do not represent purchases directly into the Fund and that the characteristics of the applicable Nationwide Fund may therefore differ from the characteristics of the Fund.

                   ARTICLE III - LIABILITY AND INDEMNIFICATION

         Section 3.1. INDEMNIFICATION OF PARTIES. Nationwide agrees it will be liable to, and will defend, indemnify and hold harmless Fund Provider and the Funds their officers, directors, trustees, or employees (collectively, the "Fund Provider Indemnitees") for, all costs, claims, damages, liabilities, penalties, demands and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses"), suffered or incurred or sustained by the Fund Provider Indemnitees or to which the Fund Provider Indemnitees become subject, to the extent such Losses arise from: (1) a material breach by Nationwide of any of its obligations hereunder or any representation, warranty or covenant made by it in this Agreement, or (2) Nationwide's gross negligence, bad faith, or willful misconduct (i) in the performance of its duties and obligations under this Agreement, or (ii) otherwise relating to this Agreement. Fund Provider agrees it will be liable to, and will defend, indemnify and hold harmless Nationwide, the Nationwide Funds and their respective Trustees and officers (collectively, the "Nationwide Indemnitees") for all

         Losses suffered or incurred or sustained by the Nationwide Indemnitees or to which any or all of the Nationwide Indemnitees becomes subject, to the extent such Losses arise from (1) a material breach by any Fund Provider Party of any of its obligations hereunder or any representation, warranty or covenant made by it in this Agreement, or
         (2) any Fund Provider Party's gross negligence, bad faith, or willful misconduct (i) in the performance of its duties and obligations under this Agreement, or (ii) otherwise relating to this Agreement.

                        ARTICLE IV - TERM AND TERMINATION

         Section 4.1. TERMINATION. The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with this
Article IV.

         Section 4.2. IMMEDIATE TERMINATION. Without limiting the foregoing, this Agreement may be terminated immediately (1) by a Party upon written notice to the other Party if as a result of regulatory action, (2) by a Party upon a material breach by any other Party of any provision in this Agreement that remains uncured thirty (30) days' after the other Party's receipt of notice of such material breach from such Party, (3) upon 30 days' written notice from Nationwide to the Fund Provider Parties, or (4) upon 30 days written notice by any Fund Provider Party to Nationwide.

         Section 4.3 DIVESTMENT OF FUNDS DUE TO TERMINATION. No later than sixty
(60) days after the termination of this Agreement the Nationwide Fund will divest itself of all shares it holds in any of Funds

         Section 4.4. SURVIVAL OF PROVISIONS. Notwithstanding any other provision of this Article IV to the contrary, the provisions of this Agreement set forth in Sections 1.6(e), 1.7, 3.1, 4.3, 5.2 and 5.11, shall survive any termination of this Agreement.

                            ARTICLE V - MISCELLANEOUS

         Section 5.1. REPRESENTATIONS AND WARRANTIES. Nationwide and the Fund Provider Parties, respectively, each represent that it has obtained and shall maintain all authorizations, licenses, qualifications or registrations of any governmental body required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement.

Nationwide further represents, warrants and covenants to Fund Provider that:

                  (a) Nationwide has and shall maintain policies and procedures reasonably designed to deter the Nationwide Funds from engaging in short-term transactions or arbitrage activity;

                  (b) Nationwide represents and warrants that it will otherwise comply with all applicable federal and state laws, regulations, and rules in connection with this Agreement.

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

                  (c) All activities required to be performed by Nationwide under this Agreement shall be performed by qualified and appropriately licensed personnel of Nationwide in accordance with the terms of this Agreement and the highest industry standards.

                  (d) With respect to each Nationwide Fund, Nationwide agrees to implement and maintain policies to ensure that the Nationwide Fund will not, in the absence of the existence of a fund-of-funds agreement approved by the board of trustees of the Nationwide Funds and the board of directors/trustees of a Fund, own 3% or more of the aggregate value of all shares issued by any Fund. Nationwide shall promptly notify Fund Provider in the event that any Nationwide Fund owns 3% or more of such shares, and shall immediately divest itself of any shares necessary to reduce its outstanding ownership to below 3%. Nationwide agrees to provide upon request of Fund Provider all information necessary for Fund Provider to determine the percentage ownership by any Nationwide Fund of the aggregate value of all shares issued by the Fund. Fund Provider may request such information no more frequently than once per quarter. Fund Provider agrees to provide Nationwide on each Business Day, information regarding the total aggregate value of all shares issued by any Fund in which a Nationwide Fund invests, in order for Nationwide to ensure that no Nationwide Fund will own 3% or more of the outstanding shares of any Fund.

                  (e) Nationwide represents and warrants that the Nationwide Funds will endeavor to comply with either (1) the provisions of SEC Rules 12d1-2 and 12d1-3, as applicable; or (2) all conditions pursuant to an order of exemption from sections 12(d)(1)(A) and (B) and 17(a) of the Investment Company Act of 1940, as amended, to which the Nationwide Funds are subject (Investment Company Act Rel. No. 25492 (notice - March 21, 2002) and Investment Company Act Rel. No. 25528 (order - April 16, 2002)), or any amended or successor exemptive order to which the Nationwide Funds may become subject, and that the Nationwide Funds have in place appropriate procedures and controls to maintain such compliance.

         Section 5.2. CONFIDENTIALITY. Except as provided elsewhere in this Agreement, each Party shall treat as confidential any and all information pertaining to this Agreement (including the Agreement itself), and any actions of the Parties in respect thereof ("Confidential Information"), except in cases where such information has been made public by the Party providing such Confidential Information, or where the disclosure of such information is required to be made by such Party in accordance with applicable law. Confidential Information shall not be construed to include information that: (i) is or becomes a matter of public knowledge through no fault of a Party; (ii) was in the Party's possession or known by it prior to its receipt from the other Party; (iii) was rightfully disclosed to the Party by another person not subject to a confidentiality restriction with respect to such information; or (iv) is independently developed by the Party without access to information obtained in connection with its status as a Party.

         Section 5.3. NO WAIVER. No act, delay or omission done, suffered or permitted by any Party or its subsidiaries, affiliates, delegates or assignees shall be deemed to waive, exhaust or impair any right, remedy or power of such Party hereunder, or to relieve any other Party from the


                                       7
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full performance of this Agreement; no waiver by any Party of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement; and no waiver of any term, covenant or condition of this Agreement shall be valid unless in writing and signed by the obligee party.

         Section 5.4. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, excluding the laws on conflicts of laws thereof.

         Section 5.5. AMENDMENT. Except as otherwise specifically provided herein, this Agreement may only be amended by the written consent of all of the Parties hereto.

         Section 5.6. ENTIRE AGREEMENT. This Agreement, including any documents referenced herein, supersedes any and all prior discussions, written or oral,
among the Parties hereto relating to the subject matter hereof.

         Section 5.7. EXECUTION AND COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument. For purposes hereof, a facsimile copy of any of this Agreement, including the signature pages hereto, shall be deemed an original.

         Section 5.8. CAPTIONS. The captions of the section of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or effect.

         Section 5.9. FORCE MAJEURE. No Party shall be liable, nor shall any Party be considered in breach of this Agreement, whether or not due to any failure or delay in performance of its obligations under this Agreement, as a result of a cause beyond its reasonable control including but not limited to any act of God or public enemy, act of any military, civil or regulatory authority, terrorist act, change in any law or regulation, fire, flood, tornado, earthquake, storm, or other like event, disruption or outage of computers or communications, equipment failure, power or other utility failure, labor strikes, exchange action, which could not have been prevented with reasonable care.

         Section 5.10. SEVERABILITY. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall in good faith modify or substitute such provision consistent with the original intent of the Parties.

         Section 5.11. NOTICES. Any notice required or to be permitted to be given by either Party to the other shall be in writing and shall be deemed to have been given when as follows:

         Notice to Nationwide shall be sent to:
                  Nationwide Fund Management LLC

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

                  1200 River Road
                  Suite 1000 Conshohocken, PA 19428 Attn:

                  Notice to Fund Provider shall be sent to:

                  [                 ]
                  Attn:

         Section 5.12. DELEGATION. The Parties hereby expressly agree that each Fund Provider Party and Nationwide may delegate any or all of its respective obligations under this Agreement to one or more of its respective affiliates. It is further understood that Nationwide may appoint Service Provider to perform certain functions described in this Agreement. No delegation or appointment by any Party pursuant to this paragraph shall relieve such Party of any of its responsibilities hereunder, and the Parties shall be responsible for the performance of any of the services by its delegates or appointees as if no delegation or appointment had been made.

                  {Remainder of page intentionally left blank.}

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

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

                                       NATIONWIDE FUND MANAGEMENT LLC

                                       By:  _______________________________
                                       Name:
                                       Title:


                                       [FUND PROVIDER]

                                       By:  _______________________________
                                       Name:
                                       Title:

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                                   APPENDIX A

         List of Funds and Share Classes Eligible to Participate in Operational Service Agreement

                                      A-1